Exhibit 99.1

TerraVia Reports Fourth Quarter and Full Year 2016 Results

San Francisco, CA – March 8, 2017 – TerraVia (NASDAQ: TVIA), a next-generation food, nutrition and specialty ingredients company and pioneer in algae innovation, announced today results for the fourth quarter and full year ended December 31, 2016.

“2016 proved to be a defining year for TerraVia in streamlining around food, nutrition and specialty ingredients,” said Apu Mody, CEO of TerraVia. “The unique ability of our proprietary ingredients to address the growing demand for healthier and more sustainable products is gaining momentum in food, aquaculture, animal nutrition and specialty personal care. We have sharpened our focus around commercialization of several high-potential products that we expect will position TerraVia and the SB Oils JV to achieve accelerated growth and profitability. The AlgaPrime™ DHA expansion announced with BioMar and Bunge today is a key step in that direction.”

Results for the fourth quarter and full year highlight early progress in TerraVia’s refined strategic focus on food, nutrition and specialty ingredients. Recent developments include:

•	Success of AlgaPrime™ DHA in Aquaculture Market Drives Increased Commercial Distribution

•	TerraVia and Bunge Announce Seafoodia to Bring AlgaPrime™ DHA to EU Animal Nutrition Market

•	TerraVia Appoints Food Industry Veteran Irene Chang Britt as Chairperson of the Board of Directors

•	Thrive® Algae Oil Recognized by Consumers and Influencers for Exceptional Health and Culinary Benefits

•	TerraVia’s Whole Algal Protein Gains Regulatory Approval from Health Canada Expanding Whole Algae Ingredients Approval Across North America

•	TerraVia Announces Third Circuit Affirms Arbitration Award in Proceedings with Roquette Frères, S.A.

Financial Review

Financial results for the fourth quarter and full year of 2016 reflect progress in the Company’s transition to food, nutrition and specialty ingredients, and include the recently completed sale of a majority interest in the Algenist premium skin care line, which has been treated as a discontinued operation for prior periods.

Total revenue was $4.8 million compared with $5.4 million in the fourth quarter of 2015. GAAP net loss narrowed to $27.1 million for the fourth quarter of 2016, from a net loss of $34.7 million in the prior year period as the Company begins to benefit from reductions in cash operating expenditures. On a non-GAAP basis, the net loss also declined to $18.3 million for the fourth quarter of 2016, compared with net loss of $24.7 million in the prior year quarter.

Total revenue was $18.5 million compared with $22.9 million in the full year 2015. GAAP net loss narrowed to $101.6 million for 2016, from a net loss of $141.4 million in the prior year as the Company begins to benefit from reductions in cash operating expenditures. On a non-GAAP basis, the net loss also declined to $80.5 million for 2016, compared with net loss of $116.3 million in the prior year. A reconciliation of GAAP to non-GAAP net loss is included in the financial tables appended to this press release.

Excluding intercompany transactions, revenues from the 50.1% owned unconsolidated SB Oils JV totaled $4.3 million for the fourth quarter and $9.8 million for the full year versus $1.5 million in the fourth quarter of 2015 and $3.1 million for the prior year.

“We are pleased to have met our guidance provided on the Q3 earnings conference call. We ended the year with operational and commercial momentum, including the highest recorded revenue out of the SB Oils JV since its formation,” commented Tyler Painter, COO and CFO of TerraVia. “By aggressively managing our costs, focusing our commercial efforts, and engaging in strategic work with Rothschild, we are actively pursuing initiatives to maximize value for all of our stakeholders.”

Conference Call

TerraVia Holdings, Inc. will hold a conference call for investors on March 8, 2017 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available on the Investors section of www.terravia.com A recording of the call will also be available by calling 404-537-3406; access code 73754339 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available on the Investors section of www.terravia.com approximately two hours after the call and will be available for up to thirty days.

About TerraVia

TerraVia is a plant-based food, nutrition and specialty ingredients company that harnesses the power of algae, the mother of all plants and earth’s original superfood. With a portfolio of breakthrough ingredients and manufacturing, the Company is well positioned to help meet the growing need of consumer packaged goods and established and emerging food manufacturers to improve the nutritional profile of foods without sacrificing taste, and to develop select consumer brands. The Company also manufactures a range of specialty personal care ingredients for key strategic partners. Headquartered in South San Francisco, the Company’s mission is to create products that are truly better for people and better for the planet. For additional information, please visit TerraVia’s website at www.terravia.com.

TerraVia, Thrive®, AlgaPrime™, the TerraVia logo and other trademarks or service names are the trademarks of TerraVia Holdings, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net Loss” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of TerraVia’s current financial performance and TerraVia’s prospects for the future. Specifically, TerraVia believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, TerraVia’s management uses financial measures that do not include stock-based compensation expense, restructuring expense, or special expenses such as non-cash gains or losses related to derivative liabilities, amortization of debt discount and issuance costs, and income (loss) from discontinued operations. In addition to the corresponding GAAP measure, TerraVia’s management also uses the foregoing non-GAAP measures in reviewing the financial results of TerraVia. TerraVia excludes stock-based compensation expenses, debt conversion expenses, income tax benefit, and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about TerraVia, including statements that involve risks and uncertainties concerning: its strategic, product, commercialization and production plans and market opportunities; its transition of corporate strategy; its ability to manage its costs; its ability to maximize value for stakeholders; its ability to raise additional capital and/or recapitalize its outstanding convertible senior subordinated notes; and its ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of TerraVia, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: TerraVia’s limited operating history; its limited history in manufacturing and commercializing products; the successful transition to a new chief executive officer; production management risks; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to ramp-up and optimization of production facilities; availability of consistent, reliable power and steam; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; its access, on favorable terms, to any required financing; and its ability to successfully transition its corporate strategy. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of TerraVia.

In addition, please refer to the documents that TerraVia Holdings, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. TerraVia is not under any duty to update any of the information in this press release.

Contacts

TerraVia Holdings, Inc.

Corporate Communications:

Katie Ringer

press@terravia.com

Or

Jeff Majtyka / Taylor Krafchik

JM Strategic Communications Group

646-776-0886

jeff@jmscgroup.com / taylor@jmscgroup.com

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Product revenues	$617	$2,045	$3,483	$10,022
Research and development programs	4,219	3,348	14,999	12,831

Total revenues	4,836	5,393	18,482	22,853

Costs and operating expenses
Cost of product revenues	2,218	2,788	5,256	10,563
Research and development	6,901	9,586	31,116	48,094
Sales, general and administrative	10,096	14,075	43,741	62,041
Restructuring charges	(43)	4,581	1,412	4,953

Total costs and operating expenses	19,172	31,030	81,525	125,651

Loss from continuing operations before other income (expense)	(14,336)	(25,637)	(63,043)	(102,798)

Other income (expense)
Interest and other income (expense), net	(2,544)	(3,288)	(11,797)	(13,196)
Debt conversion expense	(4,743)	—	(9,770)	—
Loss from equity method investments	(5,783)	(4,098)	(22,391)	(22,389)
Gain (loss) from change in fair value of derivative liabilities	—	(26)	82	1

Total other income (expense), net	(13,070)	(7,412)	(43,876)	(35,584)

Loss from continuing operations before income taxes	(27,406)	(33,049)	(106,919)	(138,382)
Income tax benefit	(223)	—	(2,062)	—

Loss from continuing operations	(27,183)	(33,049)	(104,857)	(138,382)
Income (loss) from discontinued operations	71	(1,644)	3,301	(3,065)

Net loss	$(27,112)	$(34,693)	$(101,556)	$(141,447)

Net loss per share, basic and diluted
Continuing operations	$(0.30)	$(0.41)	$(1.22)	$(1.73)
Discontinued operations	0.00	(0.02)	0.04	(0.03)

Net loss per share, basic and diluted	$(0.30)	$(0.43)	$(1.18)	$(1.76)

Weighted average number of common shares used in net loss per share computation - basic and diluted	91,582	80,600	85,952	80,165

TERRAVIA HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP Net loss	$(27,112)	$(34,693)	$(101,556)	$(141,447)
Encapso assets write off included in cost of product revenues	1,348	—	1,348	—
Operating expenses includes costs as follows:
Research and development	640	967	2,623	4,562
Sales, general and administrative	1,849	2,114	8,827	10,052

Total stock-based compensation expense	2,489	3,081	11,450	14,614
Restructuring charges	(43)	4,581	1,412	4,953
Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	591	654	2,560	2,554
Debt conversion expense	4,743	—	9,770	—
(Gain) loss from change in fair value of derivative liabilities	—	26	(82)	(1)
Income tax benefit	(223)	—	(2,062)	—
(Income) loss from discontinued operations	(71)	1,644	(3,301)	3,065

Non-GAAP Net loss	$(18,278)	$(24,707)	$(80,461)	$(116,262)

GAAP Net loss per share - basic and diluted	$(0.30)	$(0.43)	$(1.18)	$(1.76)
Encapso assets write off included in cost of product revenues	0.01	—	0.02	—
Stock-based compensation expense	0.03	0.04	0.13	0.18
Restructuring charges	—	0.05	0.02	0.06
Amortization of debt discount and issuance costs	0.01	0.01	0.03	0.03
Debt conversion expense	0.05	—	0.11	—
Income tax benefit	—	—	(0.03)	—
(Income) loss from discontinued operations	—	0.02	(0.04)	0.04

Non-GAAP Net loss per share - basic and diluted	$(0.20)	$(0.31)	$(0.94)	$(1.45)

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	December 31,	December 31,
	2016	2015
Assets

Current assets
Cash, cash equivalents and marketable securities	$64,031	$97,975
Other current assets	3,968	7,580
Current assets of discontinued operations	—	13,389

Total current assets	67,999	118,944
Property, plant and equipment - net	22,674	25,996
Equity method investments	43,856	35,910
Other assets	1,180	1,122

Total assets	$135,709	$181,972

Liabilities, convertible preferred stock and stockholders’ deficit

Total current liabilities	$16,287	$25,330
Other liabilities	1,395	1,102
Long-term debt	174,620	202,015

Total liabilities	192,302	228,447

Convertible preferred stock	25,653	—
Total stockholders’ deficit	(82,246)	(46,475)

Total liabilities, convertible preferred stock and stockholders’ deficit	$135,709	$181,972